Exhibit 10.5

EXCLUSIVE SOFTWARE LICENSE AGREEMENT

THIS EXCLUSIVE SOFTWARE LICENSE AGREEMENT (this “Agreement”) is effective as of April 27, 2022 (the “Effective Date”), by and between SDE Inc., corporation organized under the laws of California and having its principal place of business at 200 E. Sandpointe Avenue, Suite 600, Santa Ana, CA 92707 (“Licensor”), and Snail Games USA Inc., a corporation organized under the laws of California and having its principal place of business at 12049 Jefferson Blvd., Culver City, CA 90230 (“Licensee”). Each of Licensor and Licensee may be individually referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Licensor, through one or more of its Subsidiaries, is currently developing the Game (as defined herein), and expects the development to be completed within calendar year 2022;

WHEREAS, Licensee has the requisite expertise and resources to publish, distribute and sell the products similar to the Game throughout the world;

WHEREAS, Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive license to publish, distribute or sell the Game in the Territory (as defined herein), on the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee has agreed to pay certain Advance Payments (as defined herein) to Licensor in connection with the rights being granted to Licensee hereunder.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Section 1.01.         Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, whether now or in the future. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day on which commercial banks are open for business in Los Angeles, California, U.S.

“Bug” means any defect of design or bug in the Game which prevents it from performing in accordance with the specifications and expectations of a reasonable End User, or a malfunction in the software of the Game that degrades the experience of the End User, including such defects or bugs. As used herein, “Emergency Bugs” refers to Bugs which have a severe impact on the balanced experience of the Game for End Users (such as farming), and “General Bugs” refers to all other Bugs.

“Closed Beta” means a version of the Game released to a selected group of individuals, for free, the release of which is intended to (i) test the stability and compatibility of Client Software and Server Software and (ii) help further develop the Game.

“Commercial Release Date” means the date, no earlier than the Early Access Date, upon which the Game is released on a commercial basis for End Users to download and play, as such date is determined by Licensee in its sole and absolute discretion.

“Derivative ARK Game” means any game (other than the Game) subsequently developed by Licensor, which is based upon or relating to the “ARK2” creative universe.

“DLC” means optional downloadable additional content (such as a game add-on or in-game items) which may be offered to an End User for a fee.

“Early Access Date” means the date End Users are allowed to download and play beta version of the Game, as such date is determined by Licensee in its sole discretion.

“End User” means an individual or entity who enters into an end user agreement with respect to the Game that permits such individual or entity to rightfully play the Game.

“Error” means any software error, such as logic errors, in the Game that may result in incorrect on unexpected behavior, and includes any Bug.

“Force Majeure Event” means an event beyond a Party’s reasonable control that affects such Party’s ability to fulfill or perform any term of this Agreement including (i) strikes, lockouts or other labor difficulties; (ii) fires, floods, acts of God, extremes of weather, earthquakes, tornadoes, or similar occurrences; (iii) riot, insurrection or other hostilities; (iv) embargo; (v) fuel or energy shortages; (vi) delays by unaffiliated suppliers or carriers; (vii) inability to obtain necessary labor, materials or utilities; or (viii) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof.

“Game” means any and all versions of the software product “ARK2”, in any and all languages, including (i) downloadable software that is required to be installed on a suitable computer for an End User to play such software product (“Client Software”), (ii) software installed by Licensor on a server designated by Licensee to process code and data in order to enable an End User to play such software product (“Server Software”), (iii) text files in all languages contained in the such software product (“Text File”), (iv) DLC related to such software product, (v) any additional or derivative content created for such software product by Licensor and (vi) any content created by End Users for such software product, to the extent Licensor or Licensee has rights to such content under their agreements with such End Users.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including any and all (i) trademarks, service marks, certification marks, logos, trade names, trade dress, domain names and other indications of origin, including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing (“Trademarks”); (ii) copyrights and registrations and applications for registration thereof; (iii) trade secrets, know-how and other confidential or proprietary information (including processes, techniques and research and development information); (v) database rights, publicity rights and privacy rights and (v) rights to assert, claim or sue and collect damages, losses and expenses for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Open Beta” means a version of the Game released to the public, for free, the release of which is intended to (i) test the stability and compatibility of Client Software and Server Software and (ii) help further develop the Game.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Peripheral Products” means any and all non-software products intended for promotional purposes, including toys, clothes, gifts, ornaments, books, cartoons, movies and souvenirs, but expressly excluding stamps.

“Platform” means any online software platform that distributes video games and content to End Users including Steam, Epic Games, Xbox and PlayStation.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or the other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Territory” means worldwide.

“Total Revenue” means any and all revenue earned by Licensee by publishing, distributing and selling the Game (excluding any value-added tax) including any and all (i) revenue earned by

Licensee by selling in-game virtual items and currency to End Users, (ii) revenue earned by Licensee by selling Peripheral Products, (iii) revenue earned by Licensee by charging End Users for downloads of the Game, (iv) revenue share from Platforms that were approved by Licensee and (v) cash received from Platforms in consideration for the publication of the Game on such Platform.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 9.02
Affected Party	Section 10.01
Agreement	Preamble
Bona Fide Offeror	Section 8.01(a)
Confidential Information	Section 6.01
Confidential Material	Section 6.03
Derivative ARK Game Notice	Section 8.02(a)
Derivative ARK Game License Agreement	Section 8.02(b)
Disclosing Party	Section 6.02
Effective Date	Preamble
Election Period	Section 8.01(b)
Game License	Section 2.01
Initial Term	Section 5.01
Licensee	Preamble
Licensee Indemnitees	Section 7.03
Licensee Obligations	Section 3.01
Licensor	Preamble
Licensor Obligations	Section 3.02
Offered Interests	Section 8.01(a)
Party	Preamble
Peripheral Products License	Section 2.01(b)
Proposed Price	Section 8.01(a)
Proposed Purchaser	Section 8.01(a)
Proposed Terms	Section 8.01(a)
Receiving Party	Section 6.02
Related Parties	Section 6.02
Renewal Term	Section 5.01
Royalty Payment	Section 4.02
Sale Notice	Section 8.01(a)
Settlement Process	Section 4.06
Term	Section 5.01
Third Party Infringement	Section 9.01

Section 1.02.         Interpretation.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(d)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e)	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(f)	“Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)	References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.

(h)	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(i)	References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(j)	References to one gender include all genders.

(k)	References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
License and Intellectual Property

Section 2.01.         License Grant. (a) Licensor hereby grants to Licensee an exclusive, sublicensable license to use, operate, service (including by way of server maintenance), distribute, offer, sell, charge fees for, market, reproduce, advertise, promote, publish or otherwise commercialize the Game (and any and all Intellectual Property Rights therein), during the Term, within the Territory (such license, the “Game License”). In furtherance of the foregoing, Licensor hereby authorizes Licensee to establish the Early Access Date and the Commercial Release Date for the Game, as determined by Licensee in Licensee’s sole discretion.

(b)	Licensor hereby grants to Licensee an exclusive, sublicenseable license to manufacture, distribute, offer, sell, charge fees for, market, advertise, and promote Peripheral Products related to the Game, during the Term, within the Territory (such license, the “Peripheral Products License”). Notwithstanding the foregoing, Licensee shall not distribute Peripheral Products without the prior written consent of Licensor.

(c)	For purposes of this Section 2.01, “exclusive” shall mean that Licensor shall not grant any applicable rights to any Person or itself exercise such rights during the Term.

Section 2.02.         Trademark Rights. Licensee shall be permitted to (a) to register and maintain Trademarks related to the Game, and (b) perform any localization necessary in different jurisdictions in order to apply for any trademark registrations in such jurisdictions.

Article 3
Obligations

Section 3.01.         Publication Obligations. As between the Parties, Licensee shall perform the following, at its own cost (collectively referred to herein as the “Licensee Obligations”):

(a)	Licensee shall set up the servers necessary to publish the Game, or shall assign such obligations to a third party consistent with Licensee’s obligations set forth in this Agreement (it being understood that the Parties shall discuss in good faith the server setup whenever necessary in order to facilitate the user experience consistent with past practice);

(b)	Licensee shall build a website for the purpose of advertising and marketing the Game and shall advertise and market the Game on such website and Licensee’s social media (it being understood that, as between the Parties, Licensee shall have sole and exclusive ownership in respect of any right, title or interest in or to such website);

(c)	Licensee shall publish, advertise, market, distribute, and provide online services for the latest version of the Game, wherein such publishing, advertising, marketing, distribution, and provision of services shall not violate the rights of any third party (it being understood that Licensee shall not be in breach of the foregoing to the extent such violation occurred as a result of the Game as provided by Licensor);

(d)	Licensee shall provide Licensor with prior written notice of the publication and distribution of the Game on any new Platform;

(e)	Licensee shall pay for of any game engine usage fees (such as the “Unreal Engine”), where such game engine is necessary for the commercial distribution of the Game;

(f)	Licensee shall provide End Users with a Closed Beta and Open Beta at such a time as is mutually agreed upon between the Parties, after the completion of Licensor’s obligations under Section 3.02(e);

(g)	Licensee shall use commercially reasonable efforts to protect any and all Intellectual Property Rights in or to the Game pursuant to Applicable Laws (it being understood that Licensee shall promptly notify Licensor if Licensee becomes aware or has reasonable suspicion of any violation of such Intellectual Property Rights, and any enforcement of such Intellectual Property Rights shall be governed by Article 9);

(h)	Without limiting Section 3.01(g) above, Licensee shall use commercially reasonable efforts to protect the Game against piracy and hacking;

(i)	Licensee shall be responsible for ensuring that its employees do not violate any covenants or Applicable Laws relating to Licensor’s Intellectual Property Rights in and to the Game and shall take reasonable actions necessary to ensure that said employees will not copy, reverse engineer, disassemble, or modify the Game without the prior written permission of Licensor; and

(j)	From time to time, to assist Licensor in performing the Licensor Obligations, Licensee shall reasonably assist Licensor by (i) providing Licensor with a detailed list of technical information necessary (including information regarding appropriate servers, IP addresses, branding or specifications), (ii) configuring technical systems for hardware and software in order to provide Licensor with the necessary administrative privileges and (iii) providing Licensor with a billing query interface for billing data accuracy.

Section 3.02.         Development Obligations. As between the Parties, Licensor shall perform the following, at its own cost (collectively referred to herein as the “Licensor Obligations”):

(a)	Licensor shall keep developing and updating the Game (including the Client Software and Server Software) (it being understood that Licensor shall develop and create DLC upon reasonable written request by Licensee);

(b)	Licensor shall regularly provide Licensee with any and all source code relating to the latest version of the Game (including the Client Software and the Server Software); provided that Licensor shall promptly provide Licensee with such source code upon reasonable written request by Licensee;

(c)	Licensor shall ensure that the Client Software and Server Software provided to Licensee (i) is complete, (ii) is delivered to Licensee via the Internet or via CD, (iii) is able to provide an online gaming experience for End Users, and (iv) does not have a high severity of Errors;

(d)	Licensor shall provide Licensee with the latest complete Text File, as such Text File is periodically updated, necessary to enable Licensee to perform the translation and localization of the Game;

(e)	Licensor shall share with Licensee all data with respect to virtual characters and items created by End Users, together with all log data in connection with the Game;

(f)	Licensor shall recommend in good faith a commercially reasonable price for the Game (including related DLC);

(g)	Licensor shall provide Licensee with the Closed Beta and Open Beta necessary to launch the Game on future Platforms;

(h)	Without limiting Section 3.01(g) above, Licensor shall use commercially reasonable efforts to protect the Game against piracy and hacking;

(i)	After receiving notice from Licensee of the existence of any Bugs, Licensor shall (i) resolve Emergency Bugs within twenty-four (24) hours after receiving such notice from Licensee and (ii) provide a solution plan for General Bugs (which shall provide for a solution within a reasonable timeframe) within forty-eight (48) hours after receiving such notice from Licensee;

(j)	Licensor shall (i) provide Licensee with appropriate support to localize the Game and (ii) at the written request of Licensee, produce assigned scenes, assigned quests, assigned characters, assigned events and assigned equipment within three (3) Business Days of receiving such request;

(k)	Licensor shall provide technical training to Licensee in the manner reasonably required by Licensee to complete the Licensee Obligations (it being understood that the Parties agree to negotiate in good faith the payment allocation of expenses incurred in connection with such training); and

(l)	Licensor shall provide Licensee with technical support as follows:

(i)	Licensor shall assist in obtaining expense information relating to server setup and purchase;

(ii)	Licensor shall provide remote assistance in the initial installation, software installation and server maintenance, and shall provide any necessary training for Licensee’s employees during the Closed Beta and Open Beta for future Platforms;

(iii)	Licensor shall provide technical solutions to any Errors that appear in the Game (including the Closed Beta and the Open Beta) or that otherwise appear in the translation and localization of the Game;

(iv)	Licensor shall provide technical advice for the security of the Game and the related servers; and

(v)	Licensor shall provide a complete version of the Client Software and Server Software.

Section 3.03.         Alignment Meetings. The Parties shall schedule and attend annual meetings to discuss the development of additional products for the Game.

Article 4
Payments and Fees

Section 4.01.         Monthly License Fee. Subject to the credit for Advance Payment under Section 4.04, commencing with the Commercial Release Date (and not for any period prior to such date), and for the remainder of the Term, Licensee shall pay Licensor a monthly licensing fee of one million five hundred thousand U.S. dollars ($1,500,000), for a total of eighteen million U.S. dollars ($18,000,000) per year.

Section 4.02.         Royalty Payments. Licensee shall pay Licensor twenty-five percent (25%) of the Total Revenue of the Game (hereinafter referred to as the “Royalty Payment”). For the avoidance of doubt, Licensee shall retain the remaining seventy-five percent (75%) of the Total Revenue.

Section 4.03.         DLC Payments. Subsequent to the Commercial Release Date (and not prior to such date), Licensee shall pay Licensor a one-time payment of five million U.S. dollars ($5,000,000) upon the release of each DLC during the Term. Such DLC shall be agreed to by the Parties pursuant to Section 3.02(a).

Section 4.04.         Advance Payment and Credit. (a) In connection with the negotiations of this Agreement, Licensee has previously remitted to Licensor, the sum of two million U.S. dollars ($2,000,000), and (b) concurrently with the execution and delivery of this Agreement, Licensee shall remit to Licensor, the sum of three million U.S. dollars ($3,000,000) (the aggregate sum of such payments, or $5,000,000, the “Advance Payment.”) The Parties acknowledge that sum of the Advance Payment shall be credited against any payments that may become due from Licensee to Licensor under Section 4.01 (monthly Licenses Fee), prior to any further remittances by Licensee therefor; provided however, in the event no Monthly License Fee becomes due and payable to Licensor for any reason whatsoever, the Advance Payment shall be retained by Licensor in its entirety.

Section 4.05.         Other Payments. If Licensee intends to engage in sales activities related to the Game not contemplated by this Agreement, Licensee must (a) obtain prior written consent from Licensor and sign a supplemental agreement with Licensor regarding such sales activities and (b) provide Licensor with information regarding any potential agreements with third parties for such sales activities where such potential agreements would legally bind Licensee or Licensor.

Section 4.06.         Settlement. During the Term, the Parties shall verify and confirm the Royalty Payment through a settlement process each month (the “Settlement Process”). After verification and confirmation, Licensee shall submit a written proposal of the payments to be made for the prior month before the fifth day of the month. Licensor shall confirm receipt within five (5) Business Days after receiving Licensee’s proposal and verify the amount and return the proposal to Licensee. Licensee shall properly keep the settlement records for each month. After receipt of the returned proposal, pending any disputes pursuant to Section 4.07 below, Licensee shall promptly remit payment to Licensor to the following bank account:

Bank of America, Account no: 325070338209, SDE Inc.

Section 4.07.         Disputes. If during the Settlement Process there is a discrepancy in the payments and a dispute arises, the following shall occur:

(a)	if the discrepancy is less than one percent (1%), Licensor’s amount prevails; and

(b)	if the discrepancy is equal to or greater than one percent (1%), the Parties shall negotiate in good faith to determine the correct amount and, if the discrepancy is not resolved after five (5) Business Days, the settlement amount for such month shall be the based upon the actual payments Licensor received from the Platforms.

Section 4.08.         Reimbursement. During the Settlement Process, Licensor shall propose the reasonable expenses that it incurred for the prior month in connection with costs that would otherwise have been covered as part of the Licensee Obligations (such as any marketing expenses or server costs). Licensee shall (a) review such proposal and (b) verify, confirm, and approve appropriate expenses to be reimbursed and paid at the Settlement Confirmation.

Section 4.09.         Tax Invoices. Licensee shall provide Licensor with the original copy of any withholding tax invoice or certificate within ten (10) Business Days after Licensee pays such withholding tax to the local tax authority or other Governmental Authority. If Licensee fails to provide Licensor with such withholding tax invoice or certificate, Licensee shall pay Licensor for any supplemental copyright payments and/or commissions.

Article 5
Term and Termination

Section 5.01.         License Term. The term of this Agreement shall commence on the Effective Date and continue until December 31, 2037 (the “Initial Term”). After the Initial Term, the term of this Agreement shall renew automatically for three (3) year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless terminated sooner by (a) written notice of either Party to the other Party within three hundred sixty-five (365) days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, (b) in accordance with Section 5.02 or Section 5.03, or (c) upon the consummation of a transaction pursuant to which Licensee acquires all or substantially all of the assets of Licensor, including all intellectual property of any kind whatsoever owned by Licensor (directly or indirectly through Licensor’s Subsidiaries), or if Licensee consummates a transaction to acquire the issued and outstanding equity interests of Licensor through a stock purchase, merger or any similar change of control transaction. In the case of a termination under clause (a) of this Section 5.01, prior to giving effect to such termination, Licensee shall have the exclusive right to negotiate with Licensor the terms of a new license agreement with respect to the subject matter of this Agreement for a period of one hundred twenty (120) days (it being understood that the Parties shall negotiate and cooperate in good faith during such 120-day period).

Section 5.02.         Material Breach. Either Party may terminate this Agreement if the other Party has breached any material provision contained in this Agreement; provided that the non-breaching Party provides the breaching Party with thirty (30) days prior written notice to cure such breach (it being understood that the exercise of such right to terminate shall be without prejudice of any rights or remedies that the non-breaching Party may have under Applicable Law including the right to seek compensation and any equitable relief from the breaching Party).

Section 5.03.         Insolvency. This Agreement may be terminated by a Party before the expiration of the Term if the other Party becomes insolvent, or is transferred to its creditors, or files in any court or agency a petition for bankruptcy, or is served with an involuntary petition in an insolvency proceeding.

Section 5.04.         Effects of Termination. Upon expiration or termination of the Term, the Parties shall proceed in a manner with the End Users’ interests as the top priority. Without limiting the generality of the foregoing, (a) the Parties shall arrange full-time staff to process and maintain the availability of the Game for at least one month; (b) Licensee shall, and shall ensure that its Affiliates, distribution partners and third party channels terminate the sales and publication of the Game on behalf of Licensee; (c) the Parties shall issue a statement together to Licensee’s Affiliates, distribution partners and third channels to terminate Licensee as the publisher of the Game; and (d) notwithstanding the foregoing, each Party shall ensure that all End Users existing before the expiration or termination of the Term shall have the right to continue to use the Game as permitted by the terms and conditions of the applicable end user agreement with such End User.

Section 5.05.         Survival. Notwithstanding any expiration or termination of this Agreement, the following provisions shall survive such expiration or termination: Article 1; this Section 5.05; Article 6; Section 7.03; Section 7.04; Section 7.05; Article 8 and Article 10.

Article 6
Confidentiality

Section 6.01.         Confidential Information. As used herein, “Confidential Information” refers to a Party’s confidential or proprietary information, including any design, drawing, plan, specification, formula, technology, procedure, system, new products or technical information, software, manufacture, development or marketing skills, business strategy and development plan, supplier information, client information, financial information and any other similar information (no matter in written form or any other tangible form), and any other business secret or nonpublic business information, including patent and trademark rights that have been filed yet not obtained and patent and trademark rights that are about to be filed.

Section 6.02.         Protection of Confidential Information. Each Party (the “Receiving Party”) shall, at all times (including the execution of this Agreement), keep the Confidential Information of the other Party (the “Disclosing Party”) confidential and, without prior written consent of the Disclosing Party (which shall not be unreasonably refused or delayed), the Receiving Party shall not use any Confidential Information of the Disclosing Party (unless for the purpose of this Agreement) or disclose any Confidential Information of the Disclosing Party to any third party; unless such information: (a) is known to the public prior to the disclosure; (b) is known to the public not because of breach of this Agreement; (c) is legally obtained from the third party not because of any breach by the Receiving Party or third party of any confidentiality obligations owed to the Disclosing Party; or (d) is required to be disclosed by Applicable Law or by any Governmental Authority, or by unappealable judgment, decree or order made by any court or arbitration board of competent jurisdiction. To the necessary extent of this Agreement, a Receiving Party can disclose Confidential Information of the Disclosing Party to any of its Affiliates, potential or actual suppliers, potential or actual service providers, and professional consultants or employees of the Receiving Party (collectively the “Related Parties”); provided, however, that before making any such disclosure, the Receiving Party shall inform such Related Parties of the confidentiality obligations under this Agreement, and shall take all reasonable efforts to get the Related Party’s commitment to undertake the confidentiality obligations hereunder. In the event that any Related Party does not agree to undertake such confidentiality obligations, the Receiving Party shall obtain written consent from the Disclosing Party before making any such disclosure.

Section 6.03.         Return of Confidential Material. All confidential documents and other records (no matter in what form) (hereinafter referred to as “Confidential Material”) that are provided to or obtained by the Receiving Party from the Disclosing Party shall be returned to the Disclosing Party immediately upon termination of this Agreement and copies shall not be retained. If the Receiving Party is required to return such Confidential Material as provided in this Article 6, the Receiving Party shall confirm the completion of the return with the Disclosing Party in writing.

Section 6.04.         Survival. The obligations under this Article 6 shall survive the expiration or termination of this Agreement for a period of six (6) years, provided that, notwithstanding the following, with respect to the trade secrets (including any source code) of either Party, the obligations under this Article 6 shall survive in perpetuity.

Article 7
Representations and Warranties; Indemnification; Disclaimers

Section 7.01.         Licensor Representations. Licensor represents and warrants to Licensee that:

(a)	Licensor is a corporation duly organized, validly existing and in good standing in accordance with all Applicable Law;

(b)	Licensor has full power to enter into this Agreement, is the owner of all Intellectual Property Rights under the Game License and the Peripheral Products License including the Intellectual Property Rights used in the Game, and has the right to grant Licensee all licenses and rights granted under this Agreement, and has already obtained all necessary permissions, consents and approvals;

(c)	Licensor’s software and components of the Game, including all contents of the online games, products, logos, and any Intellectual Property Rights, licenses and materials that Licensor licenses or otherwise grants rights to Licensee to use according to this Agreement, do not and will not violate, infringe, misappropriate or in any other way harm any third party’s Intellectual Property Rights;

(d)	Licensor’s performance of this Agreement does not and will not violate any Applicable Laws of any country or region which has jurisdiction over Licensor’s or Licensee’s businesses or licensed rights and the Game currently does, and at all times in the future shall, comply with all Applicable Law;

(e)	The Game (including all contents) and Licensor’s logos do not and will not include any representations or content that is illegal, obscene, indecent, pornographic, provocative, defamatory, insulting, threatening, likely to incite racial hatred, discriminatory, menacing or in breach of confidence; and

(f)	None of the licensed rights under the Game License and the Peripheral Products License, including the Game and associated Intellectual Property Rights, that Licensor grants under this Agreement are currently commencing, pending or threatened to take action or proceedings under any court, arbitration board, administrative court or government agency.

Section 7.02.         Licensee Representations. Licensee represents and warrants to Licensor that:

(a)	Licensee can be the publisher of the Game in the Territory during the Term, and has all the necessary licenses, permissions, consents and permits from any applicable Governmental Authority; and

(b)	Licensee has full power to enter into this Agreement and is able to undertake the obligations under this Agreement.

Section 7.03.         Indemnification. Licensor shall indemnify and defend Licensee and any of Licensee’s Affiliates and their respective equityholders, officers, directors, managers, employees and agents (“Licensee Indemnitees”) against, and to hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all damages suffered or incurred by Licensee Indemnities to the extent arising out of, based upon, or relating to (a) any breach of this Agreement by Licensor or any of its Affiliates, (b) Licensor’s or any of its Affiliates’ willful misconduct, fraud or gross negligence or (c) any alleged or actual infringement, misappropriation or other violation of a third party’s Intellectual Property Rights by the Game or Licensee’s use thereof.

Section 7.04.         Indemnification Procedure. As a condition to Licensee’s right to receive indemnification under Section 7.03, it shall: (a) promptly notify Licensor as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause Licensee Indemnitees to cooperate, with Licensor in the defense, settlement or compromise of such claim or suit; and (c) permit Licensor to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. Notwithstanding anything to the contrary contained in this Agreement, in no event may Licensor compromise or settle any claim or suit in a manner which admits fault or negligence on the part of any Licensee Indemnitee without the prior written consent of such Licensee Indemnitee. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. Licensor shall have no liability under Section 7.03 with respect to claims or suits settled or compromised without its prior written consent.

Section 7.05.         Indemnification Step-In. If Licensor does not assume and conduct the defense within sixty (60) days of Licensee’s notice of a claim pursuant to Section 7.04, Licensee may defend against and consent to the entry of any judgment or enter into any settlement with respect to such claims in any manner Licensee deems reasonably appropriate (and Licensee need not consult with, or obtain any consent from, Licensor in connection therewith), and Licensor will remain responsible to indemnify Licensee as provided in Section 7.03.

Section 7.06.         DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 7, THIS AGREEMENT IS ENTERED INTO WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 7.07.         DISCLAIMER OF CONSEQUENTIAL AND OTHER DAMAGES. OTHER THAN IN CONNECTION WITH ANY BREACH OF ARTICLE 6 OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) OF SUCH OTHER PARTY ARISING IN CONNECTION WITH THIS LICENSE.

Article 8
Rights of First Refusal and Negotiation

Section 8.01.         Right of First Refusal. Licensor covenants and agrees with Licensee as follows:

(a)	Notice. If Licensor receives an offer from, or desires to enter into an agreement with, any person or entity (the “Bona Fide Offeror”), to acquire all or any part of Licensor’s business (whether by means of a sale of stock or merger, a sale or lease of all or substantially all of the assets comprising Licensor’s business, or the Intellectual Property Rights with respect to only the Game), then Licensor shall not accept such offer or enter into such agreement, unless and until Licensor first shall have delivered to Licensee a written notice of such offer or agreement (the “Sale Notice”), which notice shall include a copy of any written agreement relating to the proposed sale and shall set forth (i) the securities or the assets being proposed to be transferred by Licensor (the “Offered Interests”), (ii) the proposed price and the terms and conditions of payment (the “Proposed Price”), (iii) all other terms and conditions of the proposed transaction (“Proposed Terms”), (iv) the name and address of the proposed transferee (the “Proposed Purchaser”), and (v) an offer to sell or transfer the Offered Interests to Licensee at the Proposed Price and on the Proposed Terms.

(b)	Licensee’s Right to Accept. Licensee shall have the right to purchase all or any portion of the Offered Interests upon the terms set forth in the Sale Notice. If Licensee desires to purchase the Offered Interests in whole or in part, Licensee may exercise such right by delivering to Licensor within thirty (30) days following its receipt of the Sale Notice (the “Election Period”), a written election (the “Election”) to purchase such portion of the Offered Interests as it wishes to acquire upon the terms set forth in the Sale Notice.

(c)	Failure to Exercise. In the event Licensee fails to make an Election within ten (10) Business Days after the expiration of the Election Period, Licensor may, within a period of one hundred twenty (120) days from the date of the Sale Notice complete the sale of all of the Offered Interests to the Bona Fide Offeror upon the terms set forth in the Sale Notice.

(d)	Closing. If Licensor does not complete the sale of such Offered Interests within the aforementioned 120-day period, the provisions of this Section 8.01 shall again apply to the unsold Offered Interests, and no sale of such Offered Interests by Licensor shall be made otherwise than in accordance with the terms of this Agreement. If there is any change in the terms of the Bona Fide Offeror disclosed in the Sale Notice, the provisions of this Section 8.01 shall retrigger and this Section 8.01 must be again complied with in its entirety with respect to all such Offered Interests, and no sale of Offered Interests by Licensor shall be made otherwise than in accordance with the terms of this Agreement.

Section 8.02.         Right of First Negotiation for any Derivative ARK Game. Licensor covenants and agrees with Licensee as follows:

(a)	Communications and Notice. From time to time, Licensor shall provide Licensee with updates regarding the development of any Derivative ARK Game. Licensor agrees to consider, in good faith, any suggested feedback or input from Licensee with respect to the development of any such Derivative ARK Game. Licensor shall notify Licensee in writing when the development of any such Derivative ARK Game has advanced to the point where it is appropriate to engage in discussions regarding the licensing, sale or publishing of any such Derivative ARK Game (a “Derivative ARK Game Notice”).

(b)	Licensee’s Exclusive Right of First Negotiation. Licensee shall have the exclusive right of first negotiation to enter into a license agreement for publishing of any such Derivative ARK Game (each, a “Derivative ARK Game License Agreement”). Licensor and Licensee shall negotiate in good faith the terms and conditions of each such Derivative ARK Game License Agreement.

(c)	Payments Credit. Any payments made by Licensee to Licensor under any Derivative ARK Game License Agreement shall be credited against the monthly licensing fee in Section 4.01 on a monthly basis. If, at the end of a given calendar year, the payments made by Licensee to Licensor under any Derivative ARK Game License Agreement exceed eighteen million U.S. dollars ($18,000,000), Licensor shall refund to Licensee all payments made under Section 4.01 for that given calendar year within thirty (30) days. For the avoidance of doubt, payments made under Section 4.02 shall not be included in the foregoing credit and such payments shall remain unaffected by any Derivative ARK Game License Agreement unless expressly modified by such Derivative ARK Game License Agreement.

(d)	Failure to Exercise and Trademark License. In the event that the Parties fail to enter into a Derivative ARK Game License Agreement within one hundred twenty (120) days of Licensee receiving the applicable Derivative ARK Game Notice, Licensor may begin to seek to license the applicable Derivative ARK Game to a third party. If Licensor desires to enter into an agreement with any person or entity to license, sell or otherwise transfer the applicable Derivative ARK Game, then Licensor shall not enter into such agreement, unless and until Licensor first shall have delivered to Licensee (i) a written notice of such agreement, which notice shall include a copy of any written agreement relating to the proposed license, sale or transfer and (ii) an offer to license, sell or otherwise transfer the applicable Derivative ARK Game under the same terms and conditions that Licensor has offered to such person or entity. If Licensor enters into a definitive agreement for the applicable Derivative ARK Game with a third party, then (A) Licensor shall provide Licensee with prompt notice of the execution of such agreement, (B) Licensee’s payment obligations under Section 4.01 shall cease immediately and (C) Licensee agrees to negotiate in good faith with such third party for a non-exclusive license to Licensee’s trademark rights under Section 2.02.

Article 9
Intellectual Property Enforcement

Section 9.01.         Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a third party exists with respect to any Intellectual Property Rights licensed under the Game License or Peripheral Products License or if a third party claims that any Intellectual Property Rights licensed under the Game License or Peripheral Products License is invalid or unenforceable (collectively “Third Party Infringement”), such Party shall inform the other Party and provide the details of such belief or claim.

Section 9.02.         Right to Bring an Action. Licensee shall have the first right, but not the obligation, to attempt to resolve any Third Party Infringement, including by filing an infringement suit, defending against such claim or taking other similar action, and to compromise or settle any such Third Party Infringement or claim (any of the foregoing, an “Action”). At Licensee’s request, Licensor shall immediately provide Licensee with all relevant documentation (as may be requested by Licensee) evidencing that Licensee is validly empowered by Licensor to take such an Action. Licensor shall be obligated to join Licensee in any such Action if Licensee determines that Licensor is a necessary and/or indispensable party to such Action, and Licensor hereby consents to being joined in, such Action. If Licensee does not intend to prosecute or defend an Action, Licensee shall promptly inform Licensor, and Licensor shall then have the right, but not the obligation, to attempt to resolve any Third Party Infringement or claim, including by filing an Action with respect to any Intellectual Property Rights licensed under the Game License or Peripheral Products License and to compromise or settle any such infringement or claim. Licensor shall cooperate and assist Licensee in all reasonable respects in connection with an Action brought under this Article 9.

Section 9.03.         Cost of an Action. The respective Party taking Action against Third Party Infringement shall pay all costs associated with such Action.

Section 9.04.         Settlement. Neither Party shall settle, or otherwise compromise, any Action without the prior written consent of the other Party where such settlement or compromise would (a) give rise to liability (economic or otherwise) to the other Party or (b) in any manner alter, diminish or be in derogation of the other Party’s rights under this Agreement.

Section 9.05.         Reasonable Assistance. The Party not enforcing or defending the Intellectual Property Rights licensed under the Game License or Peripheral Products License shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket costs incurred by the non-enforcing or non-defending Party in providing such assistance.

Section 9.06.         Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Article 9, whether by settlement or judgment, shall be allocated in the following order: (a) to reimburse the Party taking such Action for any costs incurred, (b) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and (c) the remaining amount of such recovery shall be paid to or kept by Licensee; provided that such remaining amount be deemed to be Total Revenue and Licensee shall pay to Licensor a royalty on such remaining amount based on the royalty rates set forth in Section 4.02.

Article 10
Miscellaneous

Section 10.01.         Force Majeure. In case of a Force Majeure Event, the result of which either Party (“Affected Party”) cannot perform any obligation under this Agreement after reasonable and industrious efforts, the Affected Party is not responsible for any liability. In the case of a Force Majeure Event, the Affected Party shall notify the other Party of the occurrence of the Force Majeure Event within ten (10) Business Days after the Force Majeure Event. The Parties shall work together in good faith and exert commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory.

Section 10.02.         Transfers. This Agreement shall be binding upon and shall be enforceable by the Parties and their respective successors and permitted assigns. Unless otherwise clearly expressed, without the prior written consent of the other Party, neither Party may transfer or assign its rights and obligations under this Agreement to any third party, except, in the case of Licensee, to an Affiliate or acquirer of all or substantially all of the business of Licensee.

Section 10.03.         Governing Law. The conclusion, effectiveness, interpretation and implementation of this Agreement shall be governed by the laws and regulations of the state of California in the United States of America.

Section 10.04.         Dispute Resolution. Any controversies, disputes, or requests arising from the interpretation, breach or termination of this Agreement or the effectiveness of this Agreement shall be settled through negotiation. If no settlement can be reached within thirty (30) days after the occurrence of the dispute, either Party may submit the dispute to the JAMS Los Angeles, California, seeking a resolution by the JAMS Streamlined Arbitration Rules.

Section 10.05.         Language and Copies. This Agreement shall have two (2) copies, which are written both in Chinese and English. Each Party shall hold one (1) Chinese original and one (1) English original. If there is any difference between Chinese and English texts, the English text shall prevail, govern and control.

Section 10.06.         Amendments. Any amendment, revision, waiver, absolution or voluntary termination of this Agreement and its provisions shall be signed by the Parties in writing.

Section 10.07.         Cost. The Parties shall pay for their respective expenses and costs incurred in connection with the negotiation and/or preparation of this Agreement.

Section 10.08.         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior discussion, understandings, letters, notes, memos, suggestions, negotiations, and other documents and agreements between the Parties with respect to the subject matter hereof and thereof.

Section 10.09.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10.         Non-Waiver. Neither Party’s non-executing, delayed executing or partial executing of any provisions under this Agreement should be construed to as a waiver of any of its rights under this Agreement. Any Party’s waiver of the other Party’s fault or breach pursuant to this Agreement shall not be construed as a waiver of any other or similar fault or breach in the future, and will not affect other provisions of this Agreement in any form.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

SDE, INC.

By:	/s/ Zhou Ying
	Name:	Zhou Ying
	Title:	Chief Executive Officer
	Date:	4/27/2022

SNAIL GAMES USA, INC.

By:	/s/ Jim Tsai
	Name:	Jim Tsai
	Title:	Chief Executive Officer
	Date:	4/27/2022